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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
Frontline Communications Corporation

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement of Frontline Communications Corporation on Forms S-3 (#333-89811, 333-35058, 333-110764 and 333-112926) and
Form S-8 (#333-86792) of our report dated February 20, 2003, except for Note 10 as to which the date is April 3, 2003, on the consolidated financial statements of Frontline Communications Corporation for the year ended December 31, 2002 appearing in the annual report on Form 10-KSB of Provo International, Inc. for the year ended December 31, 2003. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statements.


/s/ GOLDSTEIN GOLUB KESSLER LLP
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GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 29, 2004